Exhibit 99.1

FOR IMMEDIATE RELEASE

FDA Approves Expanded Use of Gliadel® Wafer During Initial Surgery for Primary Malignant Brain Cancer

BALTIMORE, Md., February 26, 2003 — Guilford Pharmaceuticals Inc. (Nasdaq: GLFD) announced today that the Company’s marketed product, GLIADEL® Wafer (polifeprosan 20 with carmustine implant), has received approval from the United States Food and Drug Administration (FDA) for use in newly diagnosed patients with high-grade malignant glioma as an adjunct to surgery and radiation.

“This brings new hope to seriously ill patients with brain cancer by approving the use of the first localized chemotherapy in initial therapy of high-grade malignant brain cancer,” commented Henry Friedman, M.D., the James B. Powell, Jr. Professor of Neuro-Oncology, and Co-Director of The Brain Tumor Center at Duke University. “Clinical trial results relating to treatment with GLIADEL® Wafer at the time of initial surgery are clinically meaningful and statistically significant. I believe that findings such as these will prompt physicians to incorporate this therapy in conjunction with surgery, radiotherapy and systemic chemotherapy for the treatment of brain cancer.”

“Guilford is proud of its commitment to develop new, innovative therapies, such as GLIADEL® Wafer, that have a significant impact on the lives of patients,” commented Craig R. Smith, M.D., Chairman and Chief Executive Officer. “Each year in the United States there are approximately 11,000 surgeries performed to treat malignant brain cancer. Prior to this approval, only those patients who suffered recurrence of glioblastoma multiforme and required a second surgery could benefit from treatment with GLIADEL® Wafer. With an expanded label indication that provides for administration of GLIADEL® Wafer at the time of initial surgery, followed by radiation, the benefits of GLIADEL® Wafer will now be available to a broader number of patients.”

“We intend to initiate a new product launch in the United States to raise awareness among neurosurgeons, neuro-oncologists and patients of the benefits associated with GLIADEL® Wafer during initial surgery,” Dr. Smith continued. “Over the coming weeks, we also intend to resubmit our European regulatory application for GLIADEL® Wafer seeking approval for use in initial surgery in Europe so that we can offer the benefits of GLIADEL® Wafer to an even larger population.”

Clinical Program Background

A Phase III double blind, placebo-controlled clinical study of GLIADEL® Wafer was conducted at 38 centers in 14 countries. A total of 240 adult men and women undergoing initial surgical resection of a high-grade malignant glioma were enrolled and randomly assigned to receive implantation of either GLIADEL® Wafers or placebo wafers into the resection cavity followed about two weeks later by radiation therapy. The primary end-point for the trial was survival.

Long-Term Survival Results

Complete follow up for as long as 48 months was obtained for 239 of the 240 patients. Of the 11 patients known to be alive on the date of last follow up, 9 received GLIADEL® Wafer and 2 received placebo. Survival was prolonged in the GLIADEL® Wafer treatment group (median survival increased to 13.9 months from 11.6 months, p<0.05). The overall risk of dying during 3-4 years after treatment was reduced in the GLIADEL® Wafer treatment group, as reflected by a hazard ratio of 0.73 (95% CI: 0.56-0.95; p<0.05).

Safety Information

Patients undergoing craniotomy for malignant glioma and implantation of GLIADEL® Wafer should be monitored closely for known complications of craniotomy, including seizures, intracranial infections, abnormal wound healing, and brain edema. Cases of intracerebral mass effect unresponsive to corticosteroids have been described in patients treated with GLIADEL® Wafer, including one case leading to brain herniation. GLIADEL® Wafer contains carmustine and should not be given to patients who are allergic to carmustine. Carmustine can also cause fetal harm when administered to a pregnant woman.

About GLIADEL® Wafer

GLIADEL® Wafer is the only marketed cancer treatment capable of delivering chemotherapy directly to the site of a brain cancer, bypassing the blood-brain barrier and minimizing drug exposure to other areas of the body. GLIADEL® Wafer is a small, white to off-white dime-sized wafer comprised of a biodegradable polymer (polifeprosan 20) incorporating 7.7 mg. of carmustine (BCNU), a chemotherapeutic agent usually administered intravenously to treat a malignant glioma. Up to eight GLIADEL® Wafers can be implanted in the cavity created when a surgeon removes a brain tumor. There, they slowly dissolve, releasing BCNU directly to the tumor site in high concentrations, while minimizing drug exposure to other areas of the body. Additional information on GLIADEL® Wafer is available at http://www.Gliadel.com.

About Guilford

Guilford Pharmaceuticals Inc. is a fully integrated pharmaceutical company that discovers, develops and markets novel pharmaceutical products targeting the hospital and neurological markets.

Conference Call

Guilford will host a conference call to review the label expansion of GLIADEL® Wafer. The conference call will take place later today at 10:00 a.m. EST. The dial in number is 888-425-2604 in the U.S. and Canada, and 706-679-8253 for international callers.

Conference Call Replay

An audio replay of the conference call will be available for one week from approximately 1:00 p.m. EST through midnight on March 5, 2003. To access the replay, dial 800-642-1687 in the U.S. or 706-645-9291 for international callers. The conference identification number is 8766883.

This press release contains forward-looking statements that involve risks and uncertainties, including those described in the section entitled “Risk Factors” contained in the Company’s Annual Report on Form 10-K filed with the SEC on March 26, 2002, that could cause the Company’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements. Among other things, there can be no assurance that label expansion for GLIADEL® Wafer will result in physicians incorporating this therapy into their standard of practice, or that the Company’s sales of the product will increase.

SOURCE: Guilford Pharmaceuticals, Inc.

CONTACT: Stacey Jurchison of Guilford Pharmaceuticals Inc., 410.631.5022

URL: http://www.guilfordpharm.com